Exhibit 99.1

eMagin Posts Record Net Income of $2.8 Million in the Third Quarter on Revenue Increase of 35%

-- Ships Record Number of Units in Q310 on Strong Growth in Military Market --
-- Expects to Surpass Midpoint of 2010 Revenue Guidance of $28 to $32 million --

BELLEVUE, Wash.--(BUSINESS WIRE)--November 12, 2010-- eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, issued financial results for its third quarter ending September 30, 2010.

Andrew Sculley, eMagin’s president and chief executive officer, commented, "I am pleased to report that eMagin posted strong gains in sales and profitability in the third quarter 2010, as demand from military market customers for both our high resolution OLED microdisplays, as well as our proprietary research and design expertise, continued unabated.  The shipment of a record number of the Company’s microdisplays and substantially higher contract revenue drove a 35% increase in revenues to $8.3 million as compared to 3Q’09, and year-to-date revenues of $22.5 million represented a 32% increase as compared to the same period last year.  These results give us confidence that we will succeed in passing the midpoint of our annual revenue guidance for 2010 of $28 to $32 million.  The defense industry’s increasing recognition of the advantages of our high contrast, low power consumption and broad temperature range microdisplays has allowed the Company to win additional contracts and increase market share in the military market, where equipping soldiers with reliable, high-performance technology is paramount.

“eMagin continues to improve its overall performance on the strength of R&D initiatives, such as our design of a display under the U.S. Army’s TATRC program, which are developing a pipeline of innovative products that are attracting new customers. Our enhanced financial condition and a stronger organization, as well as investment in technology to improve our manufacturing efficiency, is also contributing to new contract wins.  For instance, eMagin’s supply of components of advanced night-vision goggles to ITT Corp., a leading contender for the U.S. Army’s Spiral Enhanced Night Vision Goggles program, signals that the American military is prepared to qualify eMagin’s active matrix OLED technology for yet another application that contributes to soldier readiness.

“Another positive development for eMagin during the quarter was that the Company began to see a more diverse mix of customers, including some marquee names that contributed significantly to the Company’s total revenues.  We believe that more and more customers are working with us as they recognize the strength of our financial position combined with our superior technology for microdisplays,” added Mr. Sculley.

Quarterly Results
eMagin Corporation generated revenue of $8.3 million for the third quarter of 2010, which represented a 35% increase over the prior year’s third quarter.   Year to date, total revenues are up 32% over 2009 levels, due to significantly higher product sales and an 84% increase in contract revenues.  The Company posted a strong gross margin of 66%, compared to a gross margin of 57% in the Q309. The higher gross margin for the period reflects sales of higher margin custom displays designed for customers’ exclusive use and the Company’s significant operating leverage, as we produced and shipped a record number of microdisplays during the quarter.

Operating expenses in the quarter as a percentage of revenues were 31%, down from the 37% reported in the third quarter of 2009, and a sequential decline from 34% in the second quarter of 2010 excluding the impact of a one-time charge for employee severance. This improvement was mainly due to continued top line growth, which more than offset higher payroll expenses including the recent hiring of additional engineers and a sales professional to support growth.  SG&A increased by 16% over the prior year, far less than the Company’s year-over-year revenue percentage increase of 35%.

Operating income for the period totaled $2.9 million, more than doubling the $1.3 million recorded in the third quarter of 2009. Net income for the third quarter of 2010 was $2.8 million or $0.09 per diluted share versus net income of $1.2 million or $0.04 per diluted share in the same period of last year.

eMagin continued to see steady improvement in its financial position due to an increase in cash generated by operations and the absence of debt on the balance sheet. Adjusted EBITDA reached a record $3.3 million, more than double the amount posted in the prior year period. The Company’s cash, cash equivalents and certificates of deposit balance of $10.3 million as of September 30, 2010, was significantly higher than the $5.3 million as of December 31, 2009, a result which reflects cash from operations of approximately $6.6 million offset by approximately $2.3 million which was invested in equipment including a payment on a new OLED deposition machine.

Highlights
•
On August 17th, eMagin announced that it was awarded a subcontract by ITT Corporation for the supply of display beam combiner assemblies (DBCA), including eMagin's OLED-XL microdisplays. The U.S. Army awarded a contract to ITT's Night Vision & Imaging business units for the Spiral Enhanced Night Vision Goggle (SENVG). eMagin's subcontract has a potential value of $15.2 million.

•
eMagin was awarded additional supply contracts from two major U.S. Military contractors whose products have received contracts from the U.S. Army under the Spiral Enhanced Night Vision Goggle (SENVG) program for the supply of OLED microdisplays.  These subcontract awards have a potential value of $7.6 million and $5.5 million each, and bring the number of companies that are using eMagin’s microdisplay components in their SENVG offerings to three, including ITT Corporation.

•
eMagin completed the design of a 1920 x 1200 resolution display for the U.S. Army’s Telemedicine and Technology Research Center (TATRC).  The microdisplay is the highest resolution microdisplay developed to date by eMagin, and has higher resolution than an HDTV but is of a size less than 1 inch in diagonal. The HD-resolution display will feature more than 7 million sub-pixels and a contrast ratio of 100,000 to 1, while consuming less than 350 milliwatts of power. eMagin will continue to receive contract revenue from this ongoing R&D project for a total of $6.4 million.

•
eMagin announced on August 10th that it signed an agreement to build its first production OLED deposition machine, one that will leverage the latest advances in the Company's proprietary manufacturing processes. The new machine is expected to increase OLED deposition capacity by approximately tenfold, to increase yield significantly and to contribute to substantially more automated processes.  Full integration of the OLED deposition machine to the production line is on track and expected by the end of 2011.

•
eMagin continued to ship microdisplays that serve a variety of military applications under several fielded programs.  Customers included Sagem (FELIN, the French Army’s integrated soldier system), OASYS (U.S. Army's Thermal Weapon Sight Remote Viewer Program), and L-3 Communications (optical/display subsystem for U.S. Army, Javelin Soldier-Mounted Anti-Tank Missile System).

•
In October, eMagin was recognized by Deloitte LLP as part of its Fast 500 ranking for the fourth year in a row.  This year eMagin ranked 185th among the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America, and 9th among companies located in Washington state.

Outlook
Based on current market conditions, as well as expectations for the fourth quarter of the year due to scheduled deliveries under existing contracts, the Company expects to reach at least $30 million in total revenue during 2010.  This represents the midpoint of the previously stated guidance range of $28 million to $32 million in total annual revenue.

Quarterly Report and Conference Call
Full results will be published in the Company's 10Q report for the quarter ending September 30, 2010, to be filed with the Securities & Exchange Commission on Friday, November 12, 2010. They will also be available via the Company’s website, www.emagin.com.

In conjunction with its third quarter 2010 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 11:00 a.m. ET, November 12, 2010. To access the call, investors should call 1-866-730-5771 and enter the passcode 92046519. A replay of the call will be available from today at 2:00 p.m. through December 12, 2010. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 67314830. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com, for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2010 (unaudited)	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$6,714	$5,295
Short-term investments – held to maturity	2,600	100
Accounts receivable, net	5,231	4,563
Inventory	1,671	2,179
Prepaid expenses and other current assets	599	687
Total current assets	16,815	12,824
Long-term investments – held to maturity	1,000	—
Equipment, furniture and leasehold improvements, net	3,232	1,021
Intangible assets, net	41	43
Other assets	92	92
Total assets	$21,180	$13,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$988	$1,122
Accrued compensation	1,807	956
Other accrued expenses	977	791
Advance payments	125	211
Deferred revenue	154	238
Other current liabilities	734	891
Total current liabilities	4,785	4,209

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,679,000 at September 30, 2010) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,679 issued and outstanding as of September 30, 2010 and 5,739 as of December 31, 2009	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 19,938,992 shares as of September 30, 2010 and 16,967,244 as of December 31, 2009	20	17
Additional paid-in capital	208,665	206,664
Accumulated deficit	(192,290)	(196,910)
Total shareholders’ equity	16,395	9,771
Total liabilities and shareholders’ equity	$21,180	$13,980

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:

Product revenue	$6,936	$5,260	$17,826	$14,560
Contract revenue	1,320	847	4,669	2,543

Total revenue, net	8,256	6,107	22,495	17,103

Cost of goods sold:

Product revenue	2,105	1,996	6,590	5,817
Contract revenue	683	611	2,380	1,528

Total cost of goods sold	2,788	2,607	8,970	7,345

Gross profit	5,468	3,500	13,525	9,758

Operating expenses:

Research and development	511	463	1,888	1,376
Selling, general and administrative	2,054	1,772	6,873	5,083
Total operating expenses	2,565	2,235	8,761	6,459

Income from operations	2,903	1,265	4,764	3,299

Other income (expense):
Interest expense	(21)	(76)	(79)	(417)
Other income, net	2	1	10	41
Total other expense, net	(19)	(75)	(69)	(376)
Income before provision for income taxes	2,884	1,190	4,695	2,923
Provision for income taxes	56	—	75	—

Net income	$2,828	$1,190	$4,620	$2,923

Income per share, basic	$0.14	$0.07	$0.25	$0.18
Income per share, diluted	$0.09	$0.04	$0.15	$0.12

Weighted average number of shares outstanding:

Basic	19,883,029	16,513,101	18,781,185	16,133,646
Diluted	31,816,477	26,592,267	30,680,340	24,471,486

Non-GAAP Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$2,828	$1,190	$4,620	$2,923
Severance	—	—	969	—
Adjusted net income	2,828	1,190	5,589	2,923
Non-cash compensation	426	381	1,348	926
Depreciation and amortization expense	17	19	53	65
Interest expense	22	76	80	417
Income tax expense	56	—	75	—
Adjusted EBITDA	$3,349	$1,666	$7,145	$4,331

Source: eMagin Corporation

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

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